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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              VORNADO REALTY TRUST
--------------------------------------------------------------------------------
                                (Name of Issuer)


         COMMON SHARES OF BENEFICIAL INTEREST, PAR VALUE $0.04 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    929042208
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 NOT APPLICABLE
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)

-------------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS:
         Commonwealth Atlantic Properties Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Virginia
--------------------------------------------------------------------------------
    NUMBER OF     5        SOLE VOTING POWER

     SHARES                None
                  --------------------------------------------------------------
  BENEFICIALLY    6        SHARED VOTING POWER

    OWNED BY               0
                  --------------------------------------------------------------
     EACH         7        SOLE DISPOSITIVE POWER

   REPORTING               None
                  --------------------------------------------------------------
    PERSON        8        SHARED DISPOSITIVE POWER

     WITH                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS:
         Commonwealth Atlantic Properties Investors Trust

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
--------------------------------------------------------------------------------
    NUMBER OF     5        SOLE VOTING POWER

     SHARES                None
                  --------------------------------------------------------------
  BENEFICIALLY    6        SHARED VOTING POWER

    OWNED BY               0
                  --------------------------------------------------------------
     EACH         7        SOLE DISPOSITIVE POWER

   REPORTING               None
                  --------------------------------------------------------------
    PERSON        8        SHARED DISPOSITIVE POWER

     WITH                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS:
         LF Strategic Realty Investors L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
    NUMBER OF     5        SOLE VOTING POWER

     SHARES                None
                  --------------------------------------------------------------
  BENEFICIALLY    6        SHARED VOTING POWER

    OWNED BY               0
                  --------------------------------------------------------------
     EACH         7        SOLE DISPOSITIVE POWER

   REPORTING               None
                  --------------------------------------------------------------
    PERSON        8        SHARED DISPOSITIVE POWER

     WITH                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

-------------------                                                 ------------
CUSIP No. 929042208                   13G                           Page 5 of 11
-------------------                                                 ------------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS:
         Lazard Freres Real Estate Investors L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
    NUMBER OF     5        SOLE VOTING POWER

     SHARES                None
                  --------------------------------------------------------------
  BENEFICIALLY    6        SHARED VOTING POWER

    OWNED BY               0
                  --------------------------------------------------------------
     EACH         7        SOLE DISPOSITIVE POWER

   REPORTING               None
                  --------------------------------------------------------------
    PERSON        8        SHARED DISPOSITIVE POWER

     WITH                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

-------------------                                                 ------------
CUSIP No. 929042208                   13G                           Page 6 of 11
-------------------                                                 ------------

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS:
         Lazard Freres & Co. LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
    NUMBER OF     5        SOLE VOTING POWER

     SHARES                None
                  --------------------------------------------------------------
  BENEFICIALLY    6        SHARED VOTING POWER

    OWNED BY               0
                  --------------------------------------------------------------
     EACH         7        SOLE DISPOSITIVE POWER

   REPORTING               None
                  --------------------------------------------------------------
    PERSON        8        SHARED DISPOSITIVE POWER

     WITH                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

-------------------                                                 ------------
CUSIP No. 929042208                   13G                           Page 7 of 11
-------------------                                                 ------------

ITEM 1(A)   NAME OF ISSUER:

            Vornado Realty Trust (the "Issuer")

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            888 Seventh Avenue
            New York, NY  10019

ITEM 2(A)   NAME OF PERSON FILING:

            This Amendment Number 1 to Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): Commonwealth Atlantic Properties Inc. ("CAPI"), Commonwealth Atlantic Properties Investors Trust ("CAPIT"), LF Strategic Realty Investors L.P. ("LFSRI"), Lazard Freres Real Estate Investors L.L.C. ("LFREI") and Lazard Freres & Co. LLC ("LF&Co." and together with CAPI, CAPIT, LFSRI and LFREI, the "Reporting Persons").

            The Reporting Persons have entered into a Joint Filing Agreement, a copy of which was filed with the original Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The address of the principal business office of CAPI is 30 Rockefeller Plaza, New York, New York 10020. The address of the principal business office of LFSRI, LFREI and CAPIT is c/o Lazard Freres Real Estate Investors L.L.C., 30 Rockefeller Plaza, New York, New York 10020. The address of the principal business office of LF&Co. is 30 Rockefeller Plaza, New York, New York 10020.

ITEM 2(C)   CITIZENSHIP:

            (i)   CAPI is a Virginia corporation.

            (ii)  CAPIT is a Maryland real estate investment trust.

            (iii) LFSRI is a Delaware limited partnership.

            (iv)-(v) LFREI and LF&Co. are New York limited liability companies.

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Shares of beneficial interest, par value $0.04 per share.

ITEM 2(E)   CUSIP NO.:

            929042208
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-------------------                                                 ------------
CUSIP No. 929042208                   13G                           Page 8 of 11
-------------------                                                 ------------

ITEM 3 IF THIS STATEMENT IS FILE PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable.

ITEM 4      OWNERSHIP:

ITEM 4(A)   AMOUNT BENEFICIALLY OWNED:

            Please see the cover pages attached hereto.

            Each of the Reporting Persons disclaims beneficial ownership of any Common Shares.

ITEM 4(B).  PERCENT OF CLASS:

            Please see cover pages attached hereto.

ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) Sole power to vote or to direct the vote: See Item 5 of the cover pages.

            (ii) Shared power to vote or to direct the vote: See Item 6 of the cover pages.

            (iii) Sole power to dispose or to direct the disposition of: See
                  Item 7 of the cover pages.

            (iv)  Shared power to dispose or to direct the disposition of: See
                  Item 8 of the cover pages.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

-------------------                                                 ------------
CUSIP No. 929042208                   13G                           Page 9 of 11
-------------------                                                 ------------

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

ITEM 10     CERTIFICATION:

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                                -------------
CUSIP No. 929042208                   13G                          Page 10 of 11
-------------------                                                -------------

                                    SIGNATURE

            After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: March 9, 2004

                                           COMMONWEALTH ATLANTIC PROPERTIES INC.

                                           By: /s/ Gary Ickowicz
                                              ----------------------------------
                                           Name:  Gary Ickowicz
                                           Title: President


                                           COMMONWEALTH ATLANTIC PROPERTIES
                                           INVESTORS TRUST

                                           By: /s/ John A. Moore
                                              ----------------------------------
                                           Name:  John A. Moore
                                           Title: Vice President and Chief
                                           Financial Officer


                                           LF STRATEGIC REALTY INVESTORS L.P.

                                           By: Lazard Freres Real Estate
                                           Investors L.L.C., its general partner

                                           By: /s/ John A. Moore
                                              ----------------------------------
                                           Name:  John A. Moore
                                           Title: Managing Principal and Chief
                                                  Financial Officer


                                           LAZARD FRERES REAL ESTATE INVESTORS
                                           L.L.C.

                                           By: /s/ John A. Moore
                                              ----------------------------------
                                           Name:  John A. Moore
                                           Title: Managing Principal and Chief
                                                  Financial Officer

-------------------                                                -------------
CUSIP NO. 929042208                    13G                         Page 11 of 11
-------------------                                                -------------

                                           LAZARD FRERES & CO. LLC

                                           By: /s/ Scott D. Hoffman
                                              ----------------------------------
                                           Name:  Scott D. Hoffman
                                           Title: Managing Director